EXHIBIT 4(g)

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of June 30, 2019, EVI Industries, Inc. (the “Company,” “we,” “us” or “our") had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Certificate of Incorporation and Bylaws, in each case, as amended, and applicable provisions of Delaware law. The summary is not complete, and is qualified by reference to our Certificate of Incorporation and Bylaws, in each case, as amended, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.025 per share, and 200,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. As of the date of filing of this Annual Report on Form 10-K, our common stock is the only capital stock entitled to vote on the election of directors or any other matter submitted to a vote of our stockholders. Our stockholders do not have cumulative voting rights with respect to the election of directors.

Dividends and Other Distribution; Liquidation Rights

Subject to preferences that may be applicable to any of series of preferred stock outstanding from time to time, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose.

In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Fully Paid and Nonassessable

The outstanding shares of our common stock are fully paid and nonassessable.

No Preemptive, Conversion or Subscription Rights; No Redemption or Sinking Fund Provisions

Holders of our common stock have no preemptive or conversion rights, and there are no sinking fund or redemption provisions relating to any shares of our common stock. In addition, holders of our common stock do not have any subscription or other similar rights to purchase shares of any class of our capital stock.

Additional Shares of Common Stock

We may issue additional authorized shares of our common stock as authorized by our Board of Directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Stock Exchange Listing

Our common stock is listed on the NYSE American under the ticker symbol “EVI.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Preferred Stock

As of the date of filing of this Annual Report on Form 10-K, no shares of preferred stock of any series or class is outstanding.

Our Board of Directors, without further stockholder authorization, is authorized to approve the issuance, from time to time, of shares of our preferred stock in one or more series, to establish the number of shares to be included in any such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including the following:

•	the title and stated value;
•	the number of shares of the series;
•	the liquidation preference per share;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing or trading of the preferred stock on any securities exchange or interdealer quotation system;
•	voting rights, if any;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	whether the preferred stock may be convertible into or exchangeable for our common stock or other securities, including, if applicable, whether conversion or exchange is mandatory, at the option of the holder, or at our option, and any provisions relating to the adjustment of the number of shares of our common stock or other securities that the holders of preferred stock would receive upon conversion or exchange of the preferred stock under certain circumstances.

The full designations, powers, preferences and rights of any preferred stock we may issue, as well as the qualifications, limitations or restrictions thereof, will be set forth in a Certificate of Designation relating to such preferred stock.

Under Delaware law, holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Certificate of Incorporation if the amendment would increase or decrease the par value of the shares of such class, alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely change or, unless the Certificate of Designation of such class provides otherwise, increase or decrease the number of authorized shares of the class. This right is in addition to any voting rights that may be provided for in the applicable Certificate of Designation.

The issuance of preferred stock, including in a series with voting and/or conversion rights, may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of our common stock.

Certain Anti-Takeover Effects

Board Authority to Approve Preferred Stock Issuance

As described above, our Board of Directors, without stockholder approval, has the authority under our Certificate of Incorporation to approve the issuance, from time to time, of shares of our preferred stock in one or more series, to establish the number of shares to be included in any such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Any such preferred stock could be issued quickly and easily, could adversely affect the rights of holders of our common stock and, while it may not be issued as a defensive measure against takeovers, could have terms which may delay or prevent a change of control of the Company or make removal of management more difficult.

Section 203 of the DGCL

In addition, as a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Under Section 203 of the DGCL, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under Section 203 of the DGCL, a “business combination” includes: any merger or consolidation involving the Delaware corporation, on the one hand, and the interested stockholder, on the other hand; any sale, transfer, pledge or other disposition of 10% or more of the assets of the Delaware corporation in a transaction involving the interested stockholder; subject to limited exceptions, any transaction that results in the issuance or transfer by the Delaware corporation of any of its stock to the interested stockholder; any transaction involving the Delaware corporation that has the effect of increasing the proportionate share of any class of stock the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Delaware corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the Delaware corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification of Directors and Officers

As permitted by the DGCL, our Bylaws provide for us to indemnify each of our current and former directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at our request as a director, officer, employee or agent of another entity, in each case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, as permitted by the DGCL, our Bylaws provide for us to indemnify each of our current and former directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed derivative action or suit (i.e., an action or suit brought by or on behalf of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at our request as a director, officer, employee or agent of another entity, in each case, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests; provided that no indemnification shall be made if such person shall have been adjudged to be liable to us; provided further, however, that indemnification may be made to the extent that the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Our Bylaws also permit us to pay to our directors and officers expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon receipt by us of an undertaking, by or on behalf of the director or officer, to repay the amounts so advanced if it is ultimately determined that such director or officer was not entitled to indemnification.

The rights to indemnification and advancement of expenses provided by our Bylaws are not exclusive of any other rights to which the person seeking indemnification or expense advancement may be entitled.

As permitted by our Bylaws, we have also obtained insurance policies insuring our directors and officers against certain liabilities which they may incur in such capacities.